Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-130089


             HARTFORD LIFE INSURANCE COMPANY (Sponsor and Depositor) HARTFORD LIFE GLOBAL FUNDING TRUSTS (Issuing Entities)

 PROSPECTUS SUPPLEMENT DATED APRIL 7, 2006 TO THE PROSPECTUS DATED APRIL 3, 2006

This prospectus supplement should be read in conjunction with the prospectus dated April 3, 2006 (the "Prospectus"), including any amendments or supplements thereto, including the prospectus supplement dated April 3, 2006 relating to Hartford Life Secured IncomeNotes(sm).

The table below replaces, in its entirety, the table appearing on page 13 of the
Prospectus:

         COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS
             TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                      --------------------------------------------------------------------
                                                              YTD          YTD          YTD          YTD          YTD
(IN MILLIONS)                                              12/31/05     12/31/04     12/31/03     12/31/02     12/31/01
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
EARNINGS                                                     $1,116       $1,012         $794         $428         $696

ADD:

FIXED CHARGES

  Interest expense                                                -            -            -            -            -

  Interest factor attributable to rentals                         5            6            6            7            6
--------------------------------------------------------------------------------------------------------------------------
TOTAL FIXED CHARGES                                               5            6            6            7            6

  Interest credited to contractholders                        1,679        1,658        1,055          974          939
--------------------------------------------------------------------------------------------------------------------------
TOTAL FIXED CHARGES INCLUDING INTEREST CREDITED
  TO CONTRACTHOLDERS                                          1,684        1,664        1,061          981          945
--------------------------------------------------------------------------------------------------------------------------
EARNINGS, AS DEFINED                                          1,121        1,018          800          435          702
--------------------------------------------------------------------------------------------------------------------------
EARNINGS, AS DEFINED, INCLUDING INTEREST CREDITED
  TO CONTRACTHOLDERS                                          2,800        2,676        1,855        1,409        1,641
--------------------------------------------------------------------------------------------------------------------------
FIXED CHARGES

  Fixed charges above                                             5            6            6            7            6

  Dividends on subsidiary preferred stock                         -            -            -            -            -
--------------------------------------------------------------------------------------------------------------------------
TOTAL FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS           5            6            6            7            6
--------------------------------------------------------------------------------------------------------------------------
TOTAL FIXED CHARGES, INTEREST CREDITED TO
  CONTRACTHOLDERS AND PREFERRED DIVIDEND REQUIREMENTS        $1,684       $1,664       $1,061         $981         $945
--------------------------------------------------------------------------------------------------------------------------
RATIOS

  Earnings, as defined, to total fixed charges                224.2        169.7        133.3         62.1        117.0
--------------------------------------------------------------------------------------------------------------------------
  Earnings, as defined, to total fixed charges and
    preferred dividend requirements                           224.2        169.7        133.3         62.1        117.0
--------------------------------------------------------------------------------------------------------------------------
  Earnings, as defined, including interest credited to
    contractholders, to total fixed charges including
    interest credited to contractholders                        1.7          1.6          1.7          1.4          1.7
--------------------------------------------------------------------------------------------------------------------------
  Earnings, as defined, including interest credited to
    contractholders, to total fixed charges including
    interest credited to contractholders and preferred
    dividend requirements                                       1.7          1.6          1.7          1.4          1.7
--------------------------------------------------------------------------------------------------------------------------



HV-5969
333-130089
Prospectus Supplement dated April 7, 2006